Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 74 to the Registration Statement on Form N-1A of Fidelity Summer Street Trust: Fidelity Export and Multinational Fund of our reports dated October 23, 2008 on the financial statements and financial highlights included in the August 31, 2008 Annual Reports to Shareholders of the above referenced fund, which are also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts
October 27, 2008